Exhibit 10.1

US GOLD CORPORATION

AND

WILLIAM FAUST

EXECUTIVE EMPLOYMENT AGREEMENT

July 27, 2011

CONFIDENTIAL

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made the 27th day of July, 2011 between US Gold Corporation, a Colorado corporation (the “Employer”), and Mr. William Faust (the “Employee”).

RECITALS

WHEREAS, the Employer desires to secure the employment of the Employee for the position of Chief Operating Officer of the Corporation;

AND WHEREAS, the Employee desires employment with the Employer;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the sufficiency of which are acknowledged, the Employer and the Employee agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1           Employment.  Effective with the date of this Agreement, the Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer upon the terms and conditions hereinafter set forth. This Agreement replaces any previous agreement between the Employer and the Employee.

1.2           Term.  The employment of the Employee by the Employer as provided herein shall commence on August 1, 2011 (the “Commencement Date”) and shall continue until the Agreement is terminated in accordance with Article 4 herein.

1.3           Place of Performance.  In connection with the Employee’s employment by the Employer, the Employee shall be based out of Nevada or New Mexico, USA, except for required travel on the Employer’s business to the extent reasonable and necessary for the performance of the duties of the Employee. The Employee acknowledges that in connection with the Employee’s employment, frequent travel to Mexico may be required and that such travel entails certain risks. The Employer and Employee have read, agree to, and have signed the indemnity set out in Appendix “A”.

ARTICLE 2

DUTIES OF THE EMPLOYEE

2.1           Duties.  The Employee shall be employed with the title of Chief Operating Officer and shall be subject to the general direction and control of, and shall report jointly to the Senior Vice President and the President/Chairman or his designate.  The Employee shall have such duties as are customarily performed by the Chief Operating Officer, and such other duties as may be assigned from time to time by the Board of Directors or the Senior Vice President.

Such duties shall include, by way of example only, those set out in Appendix “B” to this Agreement.

2.2           Extent of Duties.  The Employee shall devote substantially his full time, best efforts, attention and energies to the business of the Employer.  During the term of this Agreement, the Employee shall not be employed with or provide services to any person, firm or entity other than the Employer; provided, however, that Employee may participate as a non-executive director or serve on advisory boards of other private or public entities, in charitable, civic and benevolent organizations, so long as none of these endeavors interfere with his obligations to the Employer. Employee will be allowed to assist his former employer, Crystallex International Corporation in the sale of remaining mining equipment and in their arbitration case against the government of Venezuela so long as neither of these endeavors interfere with his obligations to the Employer.

2.3           Disclosure of Information. The Employee acknowledges that all records, data, materials and information and copies thereof and all information relating to any procedures, investors, suppliers, services, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Employer and all financial and geological information, as well as the Employer’s trade secrets (as defined by the Colorado Uniform Trade Secrets Act, Colorado Revised Statute § 7-74-101, et seq.), and other information relating to the business and affairs of the Employer (all of which are hereinafter collectively called the “Confidential Information”) disclosed to, obtained or acquired by the Employee, is and shall remain the exclusive property of the Employer, the disclosure of which may be highly detrimental to the best interests of the Employer.  Therefore, the Employee agrees that:

(i)                                     The Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner during his employment or at any time after termination for any reason, without the express authorization of the Employer, any Confidential Information, except as such disclosure or use may be required in connection with the Employee’s work for the Employer.

(ii)                                  Upon request or upon the date of termination of the Employee’s employment, the Employee will deliver to the Employer, and not retain or deliver to anyone else, any and all Confidential Information and all notes, memoranda, documents and in general, any and all materials, electronic or written, and any and all material or property relating to the Employer’s business.

2.3.1        Employee agrees that if he violates the provisions of this Article 2.3, it would be difficult to determine the damages and lost profits which the Employer would suffer as a result of such breach including, but not limited to, losses attributable to lost Confidential Information and/or increased competition.  Accordingly, in the event of a breach or threatened breach by the Employee of the provisions of this Article 2.3, the Employer shall be entitled to a restraining order or an injunction (i) restraining the Employee from disclosing, in whole or in part, any Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that the Employee deliver to the Employer all Confidential Information, documents, notes, memoranda and any and all discoveries or other material upon termination of the Employee’s employment with the Employer.  The Employee agrees the Employer does not need to post a bond or other security to obtain such a restraining order or injunction, and Employee waives his right to require such a bond or other security.  Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.  The Employee’s obligations in this Article 2.3 shall survive the termination of the Employee’s employment with the Employer, howsoever caused.

2.4                                 Former Employers and Former Employment/Qualifications. Employee represents to the Employer that he:

(i)                                     is not a party to any agreement or understanding, written or oral, which may restrict the Employee in any manner from engaging in any activities which Employee may be required or expected to perform in connection with his duties as Chief Operating Officer with the Employer;

(ii)                                  will not disclose or use any confidential information that belongs to a former employer or other third party for the Employer’s benefit without the prior consent of such party;

(iii)                               has returned or destroyed any papers in his possession which contain a former employer’s or other third parties’ confidential information which Employee has a duty not to disclose; and

(iv)                              has truthfully submitted an accurate record of past employment and professional qualifications, as set forth in the curriculum vitae/resume submitted to the Employer.

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1           Salary and Perquisites.  (a) For his services under this Agreement, the Employee shall be paid a salary at the rate of US$ 300,000 per annum during the term hereof; (b) the salary provided shall be paid in equal semi-monthly installments in accordance with the Employer’s normal practices; and (c) Employer shall make and remit all required withholding and employment taxes on any compensation paid or payable to Employee hereunder who is a permanent resident of the state of Nevada, USA. The Employee and Employer have agreed to review salary and other compensation arrangements on or about the date which is twelve (12) months from the date of this Agreement if the Agreement has not been previously terminated.

3.2           Initial Grant of Options. (a) For his services under this Agreement, the Employee shall be entitled to receive an initial grant of 300,000 stock options in the Employer (or its successor, as the case may be), to be issued on and priced based on the closing price of the Employer’s common shares on the NYSE on such date that is five (5) days following the closing date of the proposed business combination with Minera Andes Inc. In the event that the proposed business combination with Minera Andes Inc. is not completed, then such options shall be issued and priced based on the closing price on such date that is five (5) days following the public announcement that the proposed transaction has been withdrawn, cancelled or otherwise terminated.  To the extent permissible, the options shall be granted as “incentive” options under the Employer’s Equity Incentive Plan and shall be subject to all the terms and conditions of that Plan.  The Employee may also be considered for additional options in the sole discretion of the Employer’s Board of Directors.

3.3           Vacation and Public Holidays.  The Employee shall be entitled to twenty (20) days paid vacation per year of employment (accrued on a monthly basis) provided that the Employee shall schedule such vacation time with the agreement of the Senior Vice President and shall use his best efforts to schedule such vacation time so as not to substantially interfere with the Employer’s business.   In the event the Company implements a vacation or similar policy in the future, such policy shall supersede this Agreement. The Employee shall also be entitled to take all paid United States-recognized public holidays customarily extended by the Employer to executive employees of the Employer.

3.4           Medical, Health and Dental Insurance Coverage.  The Employer shall provide medical and health insurance coverage to the Employee and (as applicable) his spouse or partner with coverage generally consistent with that extended by the Employer to other executive employees of the Employer who reside in the US and are required to travel to Mexico and South America.  This coverage shall include major medical, dental, vision and pharmacy benefits, basic life and disability insurance coverage, and special coverage during travel outside the US or Canada. Such coverage shall be subject to the conditions set out in the applicable plans and/or insurance contracts.

3.5           Expense Reimbursement. The Employee shall be entitled to prompt reimbursement for all reasonable and necessary expenses incurred by the Employee in the performance of his duties hereunder.  The Employee shall provide the Employer with proper receipts and substantiation for such expenses.  The Employer shall advance reasonable estimates of such expenses upon request of the Employee.

ARTICLE 4

TERMINATION OF EMPLOYMENT AND NON-SOLICITATION

4.1           TERMINATION.  This Agreement and the Employee’s employment hereunder may be terminated only as follows:

4.1.1        Death.  This Agreement shall automatically terminate upon the death of the Employee during the term of this Agreement.  In such event, the Employer shall pay to the Employee’s estate (i) any unpaid wages earned by the Employee to the date of his death, and (ii) any accrued and unpaid vacation pay earned by the Employee.  The Employer shall have no further obligations to the Employee’s estate.

4.1.2        Disability. This Agreement shall automatically terminate if Employer gives Employee notice that Employee is disabled.  For purposes of this Article 4.1.2, a “disability” means the Employee is unable to perform the customary duties of his position with the Employer by reason of a medically-determinable physical or mental impairment which can be expected to result in death or to be of long-continued and of indefinite duration, as determined in the sole discretion of the Employer.  In the event of a termination due to Employee’s disability, the Employer shall pay to the Employee any unpaid wages earned by the Employee through the effective date of his disability and any accrued and unpaid vacation pay earned by the Employee. The Employer shall have no further obligations to the Employee.

4.1.3        Termination by the Employer for Cause.  The Employer may terminate the Employee’s employment hereunder at any time without notice for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (1) the willful and continued failure by the Employee substantially to perform his duties hereunder (other than any such failure resulting from the Employee’s disability as defined in Article 4.1.2 herein), (2) the willful engaging by the Employee in misconduct which is materially injurious to the Employer; (3) the violation by the Employee of the provisions of this Agreement, (4) the Employee’s misappropriation (or attempted misappropriation) of any of the Employer’s funds or property, whether tangible, intangible, or intellectual in nature; (5) the Employee’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (6) the Employee’s act of fraud, dishonesty, or any other act of negligent, reckless, or willful misconduct; (7) the Employee breaches any fiduciary, contractual, statutory, common law, or other legal duty owed to the Employer; (8) the Employee refuses or fails to implement or carry out any lawful instructions issued by the Employer which are consistent with Employee’s position, duties, and responsibilities; or (9) any circumstance which hinders the Employer from operating its business or otherwise hinders, delays or prevents the Employer from receiving income or increases its overhead to an extent the Employer reasonably decides to reduce, modify, suspend, or cease its business. In the event of a termination for Cause, the Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of his termination and any accrued and unpaid vacation pay earned by the Employee. The Employer shall have no further obligations to the Employee.

4.1.4        Termination by the Employer Without Cause. Notwithstanding other provisions of this Agreement, the Employer may terminate the Employee’s employment without Cause immediately upon written notice from the Employer to the Employee pursuant to paragraph 4.1.6 below.  In the event of a termination without Cause, the

Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of his termination and any accrued and unpaid vacation pay earned by the Employee.  In addition, and only upon the Employee’s execution of an agreement releasing any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Employer, its affiliates and any of their respective directors, officers, employees, successors and assigns arising out the Employee’s hiring, employment and the termination of Employee’s employment or this Agreement, Employer will provide Employee with two (2) months pay for each completed year of service up to a maximum of twelve(12) months pay Employee has had with the Employer.  The Employer shall have no further obligations to the Employee.

4.1.5.       Termination by the Employee — Change of Control.  The Employee may terminate this Agreement by providing at least 120 days prior written notice to the Employer upon the effective date of a Change of Control.  A Change of Control is defined as:

(1)                                  any change in the direct or indirect ownership of, or control or direction over, voting securities of US Gold as a result of which a person, or a group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), is in a position to exercise effective control over the US Gold; or

(2)                                  any change in the direct or indirect ownership of, or control or direction over, assets of US Gold as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of US Gold.

(3)                                  any forced takeover by a government entity that results in diminished ability to manage the assets to achieve Corporate goals and objectives.

The Employee acknowledges that for the purposes of this Agreement, a business combination, merger, or other corporate transaction by the Employer with Minera Andes Inc. (or any of its affiliates) shall not constitute a change of control.

In the event of a termination in the event of a change of control, the Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of his termination and any accrued and unpaid vacation pay earned by the Employee.  In addition, and only upon the Employee’s execution of an agreement releasing any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Employer, its affiliates and any of their respective directors, officers, employees, successors and assigns arising out the Employee’s hiring, employment and the termination of Employee’s employment or this Agreement, Employer will provide Employee with three (3) months pay for each completed year of service up to a maximum of twenty four (24) months pay Employee has had with the Employer.  The Employer shall have no further obligations to the Employee. Receipt of the payment pursuant to this section is conditional upon the Employee’s execution of an agreement releasing any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Employer, its affiliates and any of their respective directors, officers, employees, successors and assigns arising out the Employee’s hiring, employment and the termination of Employee’s employment or this Agreement. If notice to the Employer is not given within 15 days following the effective date of a Change of Control then this provision, as it relates that that specific Change of Control, shall be of no further force or effect.

4.1.6.       Other Termination by the Employee.  The Employee may terminate this Agreement by providing at least 60 days prior written notice to the Employer. The Employer may in its discretion waive all or part of such period of notice.  In the event of such termination of employment, the Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of termination and any accrued and unpaid vacation pay earned by the Employee.  The Employer shall have no further obligations to the Employee.

4.1.7.       Notice of Termination to be in Writing.  Any termination of the Employee’s employment by the Employer or by the Employee shall be communicated by written notice of termination to the other party.

4.2           Non-Solicitation. Employee shall not, during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement for any reason, on his own behalf or on behalf of or in connection with any other person or entity, without the prior written consent of the Employer, directly or indirectly, in any capacity whatsoever, alone through or in connection with any person or entity, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Employer, any individual who is employed or engaged by the Employer.

ARTICLE 5

GENERAL PROVISIONS

5.1           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

5.2           Entire Agreement. This Agreement (includes all Appendices) supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or proxies not contained in this Agreement shall be valid or binding.

5.3           Assignment.  The Employee may not assign his rights and obligations under this Agreement to any person or entity except with the express consent in writing of the Employer. The Employer may assign its rights and obligations under this Agreement to any affiliate of the Employer or successor to the Employer’s business by providing notice of such assignment in writing to the Employee.

5.4          Notices.  For purposes of this Agreement, notices, demands and all other communications provided for in or required by this Agreement shall be in writing and shall be deemed to have been duly given and effective immediately when delivered personally, or within three days following mailing by registered mail, return receipt requested, postage prepaid, or immediately following delivery by fax or e-mail with receipt confirmation followed by mail delivery, addressed as follows:

If to the Employee:	William Faust 310 Sunset Springs Ct. Sparks, NV 89441, USA

If to the Employer:	US Gold Corporation 99 George Street, 3rd Floor Toronto, Ontario M5A2N4 Canada Fax: 647 258 0408 Attn: Legal Counsel

or such other address as either party may have furnished to the other in writing in accordance herewith.

5.5          Severability.  If any provision of this Agreement is rendered unenforceable by any court of competent jurisdiction, such unenforceability shall not affect the enforceability of any other provision of this Agreement.

5.6          Article Headings.  The article headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

5.7          Amendments.  This Agreement may be amended only by written agreement signed by both the Employer and the Employee.

5.8          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.  This Agreement shall become effective when an original or copy thereof bears the signatures of both parties hereto.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart instrument.

5.9          Arbitration.  The Employer and the Employee agree that any issue or dispute arising out of or relating to the application, interpretation, effect or alleged violation of the Agreement shall be finally settled by binding arbitration in the City of Toronto in the Province of Ontario in accordance with the then existing National Arbitration Rules of the ADR Institute of Canada, Inc. and the arbitration award may be entered in any court having jurisdiction thereof.  Each party shall pay fifty percent (50%) of all fees and costs of the arbitrator(s) as well as all the fees and costs of its own counsel and witnesses, and all other fees and costs associated with the preparation and presentation of the party’s case, unless the arbitrator(s) decide otherwise.  However, the prevailing party in such arbitration proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs by the non-prevailing party, as determined by the arbitrator(s).

Employee agrees that the Employer has advised him that he should obtain independent legal advice in connection with the terms of this Agreement. Employee confirms that he has either obtained such advice or chosen not to do so and that he fully understands the terms and conditions set out herein and agrees to be bound by them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

US Gold Corporation

By:	/s/ Ian J. Ball
Ian J. Ball
Sr. Vice President

EMPLOYEE:

/s/ William Faust
William Faust

Witness
Print Name:

Appendix “A” — Disclaimer of Liability in Connection with Work Related Travel

Having read the Disclaimer of Liability set out below, the undersigned hereby releases, remises, quit claims and forever discharges US Gold Corporation, including all its officers, directors, employees, and agents, either in their individual capacities or by reason of their relationship to US Gold Corporation or their successors, from any and all claims and demands, the undersigned or his heirs, representatives, executors, administrators, or any other persons acting on behalf of himself, or on behalf of his estate, have or may have whatsoever with respect to the intended purpose of travel in connection with his employment with US Gold Corporation

Disclaimer of Liability

1.              Although US Gold Corporation has made reasonable attempts to plan for the undersigned’s health, safety and comfort, US Gold Corporation has no right to control any service provider’s operations or procedures and cannot be liable for any personal injury or property damage which may occur due to:

a.              Wrongful, negligent or arbitrary acts or omission on the part of a service provider, its employees and others not under the direct control of US Gold Corporation;

b.              Defects or failure of any aircraft vessel, vehicle or other equipment instrumentally under control of such service providers.

2.              Carriage by land, sea and air is subject to the terms and conditions of the carrier and to international conventions, which may limit liability. Land, sea or air travel is also subject to operational decisions of carrier and air and sea ports which may result in cancellations, delays or diversions over which US Gold Corporation has no control and for which US Gold Corporation accepts no liability whatsoever.

3.              Travel in and to any the destination country where US Gold Corporation operates, including Mexico, comes with certain risks to person and property including, but not limited to, the risk of the threat of hostilities, civil strife, industrial disputes, terrorist unrest, active or threatened, natural disaster, fire or adverse weather conditions. US Gold Corporation cannot be liable for any harm to person, property, variation in the proposed itinerary, any failure to meet its intended purpose in the destination country or any other adverse event beyond the control of US Gold Corporation.

4.              The Employee and Employer will work together, in good faith, to ensure the safety of the Employee.

5.              The Employee acknowledges that he will make inquiry as to the safety of work-related travel and will advise the Employer if so deemed unsafe.

6.              The Employee shall have no obligation to conduct work or travel where he has advised the Employer that he has a reasonable expectation of danger or an unsafe work environment.

The undersigned hereby acknowledge that in connection with the entering into this Agreement, they have read the above Disclaimer of Liability and agree to its terms.

EMPLOYER:

US Gold Corporation

By:	/s/ Ian J. Ball
Ian J. Ball

EMPLOYEE:

/s/ William Faust
William Faust

Witness

Appendix “B” — DUTIES AND FUNCTIONS

Position Description

Chief Operating Officer (COO)

US Gold Corporation

GENERAL

The COO, reporting to the Senior Vice President and the President/Chairman, is responsible for the overall strategic and operational leadership of the company’s mining operations and projects initially located in Mexico and Nevada. Within this context, the COO will oversee the development, start-up, and operation of the mine(s) and the ongoing operations of the mines thereafter.

SPECIFIC RESPONSIBILITIES

1.0 Senior Executive Team Leadership

As a member of the senior executive team, deals with major policy and operational issues and provides leadership to US Gold’s overall business. As a senior leader, embraces and practices the values of US Gold.

2.0 Corporate Strategic Plan

In collaboration with the Board and executive team, assists in the formulation of strategic plans that charts the future course of the company’s operations. The plans will identify critical issues that must be addressed in order to realize the future vision and will set short, medium and long-term objectives and strategies.

3.0 Annual Operating Plan

Formulates and recommends to the Senior Vice President an Annual Operating Plan for the mining operations that will support the achievement of the objectives established in the Corporate Strategic Plan. The achievement of the key objectives in the Plan, which will have specific start-up dates, competitive costs, production targets and identified financial results, will be the primary responsibility of the COO.

Submits to the Senior Vice President a quarterly analysis of progress in achieving objectives, sets out rationale for variances and recommends modifications to the Plan for the remainder of the year.

4.0 Organization and Management of Staff

Develops and maintains an effective organizational structure that reflects operational needs and prescribes the responsibilities of staff as they relate to the accomplishment of the objectives established in the Annual Operating Plan.

Ensures the development of a strong, effective team that works as a cohesive unit both within and between operational units in the achievement of business objectives.

5.0 Leadership

Provides strong leadership to all employees in order to capitalize on the full potential of this critical resource. Enlists and engages all members of the team in the corporate vision, values and goals.

6.0 Employee Relations

Works closely with all Managers in other locations as well as all employees to ensure US Gold remains an open, collaborative, and progressive workplace.

7.0 Resource Acquisitions, Allocation and Utilization

Ensures the acquisition and most effective allocation of the necessary fiscal, human and physical resources to allow the mine(s) to operate in the most effective and efficient manner.

Oversees capital expenditure programs and introduces technical process innovations to enhance productivity, increase revenues and improve competitiveness through reduced costs.

Ensures that control, monitoring and performance standards and mechanisms are in place to measure the use of all the mines resources.

8.0 Operational Leadership

Identifies opportunities and proposes new methods of improving existing operations with a focus on safety, environmental and social responsibility and performance results.

Ensures the effectiveness of operations through on-going assessments, coaching and training in strategic areas to maintain industry leadership and the highest levels of productivity, quality, safety, and environmental standards.

9.0 Health and Safety

In conjunction with all members of the management team, participates in the strategic planning to set objectives and targets for improving health and safety performance at the mine. Ensures this strategic priority is communicated throughout the operations.

10.0 Financial Administration

Responsible with the site managers for the preparation of all capital and operating budgets. The COO will have responsibility for monitoring and accountability for ensuring overall performance through implementation of appropriate controls.

11.0 Internal Communications

Is visible throughout the projects and mines and communicates relevant corporate information internally. Facilitates constructive and collaborative transfer of information within and between operating units.

12.0 External Relationships

Developing and maintaining positive and productive relationships with the communities in which US Gold operates, along with suppliers, customers and other stakeholders, is paramount.

13.0 Business, Political and Economic Environment

Keeps abreast of the business, political and economic climate in which US Gold operates. Prepares the mine to meet the challenges presented by new laws, regulations, trends, technologies and developments in the market.

REPORTING RELATIONSHIPS

Reports to: Senior Vice President and President/Chairman, jointly.

Directly manages: Operational Managers of each project site and appropriate technical staff at the projects, mine or corporate level as required.

PRIORITY CRITERIA

1.0 Experience: The candidate will ideally bring:

• Senior operations experience in the mining industry;

• Experience with base metals mines, preferably open pit;

• International experience;

• Successful experience in a start-up environment, opening a new mine.

2.0 Mining Expertise: A track record of success operating a mine or group of mines. Brings a deep understanding of the industry, the science, research and development, and production issues. Has been able to focus all employees on both quality and safety programs. Has demonstrated commitment to enhancing efficiency and cost effectiveness through the introduction of appropriate leading edge techniques. Has a track record of enhancing bottom line performance through the management of capital investments.

3.0 Strategic: Sophisticated planning capability with demonstrated experience leading an integrated strategic and operational planning process. Strong intellectual and strategic thinking skills. Is able to see the big picture and drill down into operational issues.

4.0 Leadership: A coach, mentor and motivator of people with strong relationship building and team orientation. Proven ability to enthusiastically provide a team of professionals with vision and leadership. Able to attract, retain and motivate a highly competent senior management team. Able to encourage cross company teamwork and break down barriers at all levels within the organization.

5.0 Interpersonal Skills: Articulate, persuasive and inspirational. Highly effective at relating to the workforce, individual employees, the general public, the business community, and local communities. An excellent listener.

6.0 External Relations: A track record of success building positive, collaborative relationships with communities and governments.

7.0 Character: Through actions, has demonstrated commitment to integrity, honesty and openness. Keeps focused on achievement of vision and goals.

8.0 Languages: Ability to speak Spanish is an asset.